Exhibit 5

Haynsworth Sinkler Boyd, P.A.
Attorneys and Counselors at Law

Columbia               Charleston            Florence                 Greenville


                                       1201 MAIN STREET, 22nd Floor (29201-3226)
                                              POST OFFICE box 11889 (29211-1889)
                                                        COLUMBIA, SOUTH CAROLINA
                                                         TELEPHONE  803.779.3080
                                                         FACSIMILE  803.765.1243
                                                     WEBSITE  www.hsblawfirm.com


                                October 20, 2004

Sonoco Products Company
Post Office Box 160
Hartsville, South Carolina 29551

Dear Sirs:

         In connection with the registration under the Securities Act of 1933 (the "Act") of the offer to exchange $150,000,000 aggregate amount of 5.625% Notes due 2016 (the "Securities") of Sonoco Products Company, a South Carolina corporation (the "Company"), for similar notes previously issued outside of registration, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have also relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

         Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting the rights and remedies of creditors and general principles of equity.

         We express no opinion as to matters governed by laws other than those of the States of South Carolina and New York and the federal laws of the United States of America.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus. By giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                       Sincerely,

                                       HAYNSWORTH SINKLER BOYD, P. A.

                                       By: s/Martin C. McWilliams, Jr.
                                           -------------------------------------
                                             Martin C. McWilliams, Jr.